Exhibit 99
NEWS RELEASE
July 30, 2021

Contact:	Julie R. Smolinski	Telephone: (808) 543-7300
	Vice President, Investor Relations & Corporate Sustainability	E-mail: ir@hei.com

AMERICAN SAVINGS BANK REPORTS SECOND QUARTER 2021 FINANCIAL RESULTS
2Q 2021 Net Income of $30.3 Million
Results Reflect Strengthening Hawaii Economy, Improving Credit Quality and
Stable Net Interest Margin

HONOLULU - American Savings Bank, F.S.B. (American), a wholly-owned subsidiary of Hawaiian Electric Industries, Inc. (NYSE - HE), today reported net income for the second quarter of 2021 of $30.3 million, compared to $29.6 million in the first, or linked quarter of 2021 and $14.0 million in the second quarter of 2020.
“We’re pleased with our financial results in the second quarter, which reflect the strengthening local economy, solid execution and our continuing efforts to work closely with our customers. Our results benefited from another reduction of reserves for credit losses, driven by the improving economy and credit quality,” said Ann Teranishi, president and chief executive officer of American. “We remain focused on sound management of our core business as we transform our operating model to provide excellent customer experience in an increasingly digital world,” said Teranishi.
Financial Highlights
Second quarter 2021 net interest income was $60.8 million compared to $57.1 million in the linked quarter and $56.7 million in the second quarter of 2020. The higher net interest income versus the linked and prior year quarters was primarily due to the recognition of fee income associated with the ASB CARES (Paycheck Protection Program) portfolio, lower amortization of investment premiums, growth in earning assets and a record low cost of funds at 0.07%. Net interest margin for the second quarter of 2021 was 2.98% compared to 2.95% in the linked quarter and 3.21% in the second quarter of 2020.
The results for the second quarter of 2021 included a credit-driven reserve release resulting in a negative provision for credit losses of $12.2 million, reflecting improvement in the local economy, credit upgrades in the commercial loan portfolio, lower net charge offs, and lower reserve requirements for the consumer unsecured loan portfolio. This compares to a negative provision for credit losses of $8.4 million in the linked quarter and a provision for credit losses of $15.1 million in the second quarter of 2020. As of June 30, 2021, American’s allowance for credit losses to outstanding loans was 1.51%.
The net charge-off ratio for the second quarter of 2021 was 0.04%, compared to 0.18% in the linked quarter and 0.49% in the second quarter of 2020. Nonaccrual loans as a percent of total loans receivable held for investment were 1.03% in the second quarter of 2021, compared to 1.00% in the linked quarter and 0.86% in the prior year quarter.
Noninterest income was $15.2 million in the second quarter of 2021, compared to $19.0 million in the linked quarter and $24.2 million in the second quarter of 2020. The decrease in noninterest income from the linked quarter was primarily due to lower mortgage banking income and lower income from bank-owned life insurance in the second quarter. The decrease in noninterest income from the prior year quarter was primarily due to higher gains on sales of securities, including a $7.1 million gain related to the sale of Visa Class B restricted shares, and higher mortgage banking income in the second quarter of 2020.
Second quarter of 2021 noninterest expense was $48.2 million, compared to $47.5 million in the linked quarter and $48.4 million in the second quarter of 2020. The decrease in noninterest expense compared to the second quarter of 2020 was primarily due to lower COVID-19 related expenses, partially offset by higher compensation and benefit costs, including one-time settlement costs related to an executive transition.
Total loans were $5.2 billion as of June 30, 2021, down 2.7% from December 31, 2020. The reduction in the loan portfolio included approximately $228 million in forgiven ASB CARES loans, in addition to declines in the home equity line of credit and consumer portfolios. The decrease in these portfolios was partially offset by growth in the commercial real estate portfolio.
Total deposits were $7.9 billion as of June 30, 2021, an increase of 6.6% from December 31, 2020. For the second quarter of 2021, the average cost of funds was 0.07%, down one basis point versus the linked quarter and down eleven basis points versus the prior year quarter.
For the second quarter of 2021 return on average equity was 16.8%, compared to 16.0% in the linked quarter and 8.0% in the second quarter of 2020. Return on average assets was 1.38% for the second quarter of 2021, compared to 1.40% in the linked quarter and 0.72% in the same quarter last year.

In the second quarter of 2021, American paid dividends of $23.0 million to HEI. American had a Tier 1 leverage ratio of 8.0% at June 30, 2021.
HEI EARNINGS RELEASE, HEI WEBCAST AND CONFERENCE CALL TO DISCUSS EARNINGS AND 2021 GUIDANCE
Concurrent with American’s regulatory filing 30 days after the end of the quarter, American announced its second quarter 2021 financial results today. Please note that these reported results relate only to American and are not necessarily indicative of HEI’s consolidated financial results for the second quarter of 2021.
HEI plans to announce its second quarter 2021 consolidated financial results on Monday, August 9, 2021 and will also conduct a webcast and conference call at 10:15 a.m. Hawaii time (4:15 p.m. Eastern time) that same day to discuss its consolidated earnings, including American’s earnings, and 2021 guidance.
Parties in the U.S. may listen to the conference call by dialing (844) 834-0652. International parties may listen to the conference call by dialing (412) 317-5198. Parties may also access presentation materials and/or listen to the conference call by visiting the conference call/webcast link on HEI’s website at www.hei.com under the “Investor Relations” section, sub-heading “News and Events — Events and Presentations.”
A replay will be available online and via phone. The online replay will be available on HEI’s website about two hours after the event. An audio replay will also be available about two hours after the event through August 23, 2021. To access the audio replay, dial (877) 344-7529 (U.S.) or (412) 317-0088 (international) and enter passcode 10157240.
HEI and Hawaiian Electric Company, Inc. (Hawaiian Electric) intend to continue to use HEI’s website, www.hei.com, as a means of disclosing additional information. Such disclosures will be included on HEI’s website in the Investor Relations section. Accordingly, investors should routinely monitor the Investor Relations section of HEI’s website at www.hei.com in addition to following HEI’s, Hawaiian Electric’s and American’s press releases, HEI’s and Hawaiian Electric’s Securities and Exchange Commission (SEC) filings and HEI’s public conference calls and webcasts. The information on HEI’s website is not incorporated by reference in this document or in HEI’s and Hawaiian Electric’s SEC filings unless, and except to the extent, specifically incorporated by reference.
Investors may also wish to refer to the Public Utilities Commission of the State of Hawaii (PUC) website at dms.puc.hawaii.gov/dms to review documents filed with and issued by the

PUC. No information on the PUC website is incorporated by reference in this document or in HEI’s and Hawaiian Electric’s SEC filings.
    HEI supplies power to approximately 95% of Hawaii’s population through its electric utility, Hawaiian Electric; provides a wide array of banking and other financial services to consumers and businesses through American, one of Hawaii’s largest financial institutions; and helps advance Hawaii’s clean energy and sustainability goals through investments by its non-regulated subsidiary, Pacific Current.
FORWARD-LOOKING STATEMENTS
This release may contain “forward-looking statements,” which include statements that are predictive in nature, depend upon or refer to future events or conditions, and usually include words such as “will,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates” or similar expressions. In addition, any statements concerning future financial performance, ongoing business strategies or prospects or possible future actions are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and the accuracy of assumptions concerning HEI and its subsidiaries, the performance of the industries in which they do business and economic, political and market factors, among other things. These forward-looking statements are not guarantees of future performance.
Forward-looking statements in this release should be read in conjunction with the “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” discussions (which are incorporated by reference herein) set forth in HEI’s Annual Report on Form 10-K for the year ended December 31, 2020 and HEI’s other periodic reports that discuss important factors that could cause HEI’s results to differ materially from those anticipated in such statements. These forward-looking statements speak only as of the date of the report, presentation or filing in which they are made. Except to the extent required by the federal securities laws, HEI, Hawaiian Electric, American and their subsidiaries undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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American Savings Bank, F.S.B.
STATEMENTS OF INCOME DATA
(Unaudited)

	Three months ended			Six months ended June 30
(in thousands)	June 30, 2021	March 31, 2021	June 30, 2020	2021	2020
Interest and dividend income
Interest and fees on loans	$51,026	$49,947	$53,541	$100,973	$109,086
Interest and dividends on investment securities	11,040	8,673	6,288	19,713	15,718
Total interest and dividend income	62,066	58,620	59,829	120,686	124,804
Interest expense
Interest on deposit liabilities	1,281	1,462	3,071	2,743	6,658
Interest on other borrowings	23	27	75	50	388
Total interest expense	1,304	1,489	3,146	2,793	7,046
Net interest income	60,762	57,131	56,683	117,893	117,758
Provision for credit losses	(12,207)	(8,435)	15,133	(20,642)	25,534
Net interest income after provision for credit losses	72,969	65,566	41,550	138,535	92,224
Noninterest income
Fees from other financial services	5,464	5,073	3,102	10,537	7,673
Fee income on deposit liabilities	3,904	3,863	2,897	7,767	8,010
Fee income on other financial products	2,201	2,442	1,212	4,643	3,084
Bank-owned life insurance	1,624	2,561	1,673	4,185	2,467
Mortgage banking income	1,925	4,300	6,252	6,225	8,252
Gain on sale of investment securities, net	—	528	9,275	528	9,275
Other income, net	76	272	(251)	348	162
Total noninterest income	15,194	19,039	24,160	34,233	38,923
Noninterest expense
Compensation and employee benefits	27,670	28,037	25,079	55,707	50,856
Occupancy	5,100	4,969	5,442	10,069	10,709
Data processing	4,533	4,351	3,849	8,884	7,686
Services	2,475	2,862	2,474	5,337	5,283
Equipment	2,394	2,222	2,290	4,616	4,629
Office supplies, printing and postage	978	1,044	1,049	2,022	2,390
Marketing	665	648	379	1,313	1,181
FDIC insurance	788	816	751	1,604	853
Other expense[1]	3,568	2,554	7,063	6,122	11,257
Total noninterest expense	48,171	47,503	48,376	95,674	94,844
Income before income taxes	39,992	37,102	17,334	77,094	36,303
Income taxes	9,708	7,546	3,320	17,254	6,528
Net income	$30,284	$29,556	$14,014	$59,840	$29,775
Comprehensive income (loss)	$47,283	$(16,198)	$13,734	$31,085	$49,342
OTHER BANK INFORMATION (annualized %, except as of period end)
Return on average assets	1.38	1.40	0.72	1.39	0.79
Return on average equity	16.76	16.04	8.00	16.40	8.57
Return on average tangible common equity	18.92	18.06	9.07	18.48	9.72
Net interest margin	2.98	2.95	3.21	2.97	3.46
Efficiency ratio	63.42	62.36	59.84	62.89	60.53
Net charge-offs to average loans outstanding	0.04	0.18	0.49	0.11	0.46
As of period end
Nonaccrual loans to loans receivable held for investment	1.03	1.00	0.86
Allowance for credit losses to loans outstanding	1.51	1.73	1.50
Tangible common equity to tangible assets	7.5	7.3	7.9
Tier-1 leverage ratio	8.0	8.3	8.4
Dividend paid to HEI (via ASB Hawaii, Inc.) ($ in millions)	$23.0	$5.0	$—	$28.0	$28.0
1 The three- and six-month periods ended June 30, 2021 include approximately $0.1 million and $0.4 million, respectively, of certain direct and incremental COVID-19 related costs. The three- and six-month periods ended June 30, 2020 include approximately $3.7 million and $3.8 million, respectively, of certain significant direct and incremental COVID-19 related costs. These costs for the first six months of 2020, which have been recorded in Other expense, include $2.3 million of compensation expense and $1.1 million of enhanced cleaning and sanitation costs.
This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI filings with the SEC. Results of operations for interim periods are not necessarily indicative of results to be expected for future interim periods or the full year.

American Savings Bank, F.S.B.
BALANCE SHEETS DATA
(Unaudited)

(in thousands)	June 30, 2021		December 31, 2020
Assets
Cash and due from banks		$115,567		$178,422
Interest-bearing deposits		105,800		114,304
Cash and cash equivalents		221,367		292,726
Investment securities
Available-for-sale, at fair value		2,509,906		1,970,417
Held-to-maturity, at amortized cost		375,655		226,947
Stock in Federal Home Loan Bank, at cost		10,000		8,680
Loans held for investment		5,184,459		5,333,843
Allowance for credit losses		(78,252)		(101,201)
Net loans		5,106,207		5,232,642
Loans held for sale, at lower of cost or fair value		50,877		28,275
Other		553,702		554,656
Goodwill		82,190		82,190
Total assets		$8,909,904		$8,396,533
Liabilities and shareholder’s equity
Deposit liabilities–noninterest-bearing		$2,868,770		$2,598,500
Deposit liabilities–interest-bearing		5,004,660		4,788,457
Other borrowings		129,665		89,670
Other		166,419		183,731
Total liabilities		8,169,514		7,660,358
Common stock		1		1
Additional paid-in capital		352,888		351,758
Retained earnings		401,310		369,470
Accumulated other comprehensive income (loss), net of taxes
Net unrealized gains (losses) on securities	$(8,815)		$19,986
Retirement benefit plans	(4,994)	(13,809)	(5,040)	14,946
Total shareholder’s equity		740,390		736,175
Total liabilities and shareholder’s equity		$8,909,904		$8,396,533

This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI filings with the SEC.